UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TRANSPHORM, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an employee FAQ regarding the pending acquisition of Transphorm, Inc., a Delaware corporation (“Transphorm”), and Renesas Electronics America Inc., a California corporation (“Renesas”), posted to Transphorm’s intranet for the employees of Transphorm on January 11, 2024.

1.	What was announced?

•	Transphorm announced that it has entered into a definitive agreement to be acquired by Renesas.

•	The all-cash transaction values Transphorm at approximately $339 million.

•	Under the terms of the agreement, Transphorm stockholders will receive $5.10 per share in cash for each share of Transphorm common stock that they own (“Per Share Price”).

•	Upon completion of the transaction, Transphorm will become a wholly owned subsidiary of Renesas.

2.	Why is Transphorm being acquired?

•

The acquisition of Transphorm by Renesas is a strategic move that aims to utilize the strengths and resources of both organizations. Renesas sees great opportunities in power conversion and wants to create, with Transphorm, solutions that serve the complete market in power conversion: with Si, SiC and now Transphorm’s GaN, including all the ecosystem products- ICs – controllers, drivers, battery management and a host of power management product business lines, beyond the power switch/power device.

3.	What is Renesas’ culture like? Is this acquisition a cultural fit?

•	We believe that Renesas is a strong cultural fit with Transphorm, and we encourage all to view the Renesas culture video, on our intranet.

4.	What does the acquisition mean for Transphorm?

•	Until closing, it is business as usual.

•

Upon deal close, as a part of Renesas, Transphorm will be even better positioned to deliver valuable solutions to a broader spectrum of the world’s largest enterprises, with a continued focus on product innovation, technology innovation, manufacturing scale and quality and utilizing the sales and channel reach of Renesas.

5.	What are the next steps? What happens between now and closing?

•	The transaction is subject to Transphorm stockholder approval, required regulatory clearances and the satisfaction of other customary closing conditions.

•	Remember that until closing, Transphorm and Renesas will remain independent, and business will continue as usual.

•	We expect the closing to occur in the second half of 2024.

6.	What happens to my Transphorm RSUs during the period before closing?

•	Until closing, Transphorm RSUs that have been granted will continue to vest and be settled according to their vesting schedules and the terms applicable to your RSU.

7.	Is there any change to the vesting of my Transphorm RSUs in connection with the transaction?

•	Immediately before the closing:

○	RSUs Granted Pre-August 1, 2023. Outstanding Transphorm RSUs granted before August 1, 2023, will receive full vesting acceleration.

○

RSUs Granted from August 1, 2023 through December 31, 2023. Outstanding Transphorm RSUs granted on or after August 1, 2023, but on or before December 31, 2023, will receive vesting acceleration as to 50% of the then unvested portion of such Transphorm RSUs.

○	RSUs Granted Post-December 31, 2023. No special vesting acceleration is being provided in the transaction for any Transphorm RSUs granted after December 31, 2023.

8.	What will happen at closing to my Transphorm RSUs that are vested (but not yet settled)?

•

At the closing, vested Transphorm RSUs (including any Transphorm RSUs that vest in connection with the closing) will be converted into the right to receive, for each share under the vested Transphorm RSU, a cash payment equal to the Per Share Price. This amount will be paid, less applicable tax withholding, through normal payroll occurring soon after the closing date.

9.	What will happen at closing to my Transphorm RSUs that are unvested as of the closing?

•

U.S. Continuing Employees. At the closing, outstanding unvested Transphorm RSUs held by U.S. employees whose employment continues upon the closing generally will be cancelled and replaced with the right to receive an unvested award of RSUs covering shares of Renesas common stock with a value substantially equivalent to the value of the Transphorm RSU determined in accordance with the definitive agreement (“Substitute RSUs”).

•

Other RSU Holders. At the closing, outstanding unvested Company RSUs held by any other persons generally will be cancelled and converted into the right to receive either (i) Substitute RSUs, or (ii) for each such unvested Company RSU, a cash payment equal to the Per Share Price.

•

Substitute RSUs. Substitute RSUs will be subject to substantially the same terms as applied to the corresponding Transphorm RSUs, including vesting (subject to minor changes to accommodate Renesas ordinary business practices).

○

Delayed Grant of Substitute RSUs. However, to the extent the grant of the Renesas RSUs is delayed after the closing, if there are any cancelled Transphorm RSUs that otherwise would have vested earlier than the grant date of the Renesas RSUs, a cash payment instead will be made for such vested portion, in an amount equal to, for each share under the cancelled Transphorm RSU that otherwise would have vested, the Per Share Price.

○

Renesas Equity Plan. Substitute RSUs will be granted under the Renesas equity plan (called the Renesas Electronics Corporation Terms and Conditions on Stock Compensation) and award agreement under that plan. After the closing, additional details will be provided to recipients regarding their Substitute RSUs.

10.	What will happen to my Transphorm stock options?

•	Until closing, stock options that have been granted will continue to vest according to their vesting schedule and the terms applicable to your stock options.

•

At the closing, each outstanding stock option, regardless of whether vested and unvested, will be cancelled and converted into the right to receive, for each share subject to the option, a cash payment equal to the Per Share Price, reduced by the per share exercise price for the option. This amount, less applicable tax withholding, will be paid through payroll shortly following the closing of the transaction.

○

If an option has a per share exercise price that is greater than the Per Share Price, the option still will be cancelled but no cash payment or other consideration will be provided for the cancelled option.

•

For administrative reasons and in order to be able to process option exercises and finalize preparations for the closing, Transphorm may implement a black-out period to suspend option exercises shortly before the expected closing. Transphorm will provide further communication to optionees if it determines that a black-out period will apply.

11.	What happens if I exercise my currently vested stock options before closing?

•

After paying the exercise price, you would receive shares of Transphorm common stock that if continued to be held through the closing, would be converted into the Per Share Price at the closing of the transaction.

12.	Will Transphorm provide any retention incentives before closing?

•

Transphorm is working on a retention incentive program to provide a degree of financial security and incentive to stay beyond the closing of the transaction. We will provide more details in the coming weeks.

13.	Will we continue to grant equity awards after the closing?

•	As Transphorm will no longer have publicly traded stock following the completion of the transaction, we do expect Renesas to have changes to our incentive equity structure after the closing.

14.	Can I trade my Transphorm stock between now and the completion of the transaction?

•	Transphorm will continue to trade on the open market until the deal closes.

•	Any trading in Transphorm’s securities should only be undertaken in compliance with Transphorm’s Insider Trading Policy.

15.	What happens if I voluntarily resign prior to the completion of the acquisition?

•

A voluntary resignation prior to the closing will be treated the same as voluntary resignations are treated today; you will forfeit your unvested equity awards and will not be entitled to any severance payments or benefits, unless exceptions apply.

16.	What do I do if I am contacted by the media, financial analysts or investors?

•

Consistent with corporate policy, please do not respond, and forward any media inquiries to David Hanover at transphorm@kcsa.com. Inquiries from investors or financial analysts should be sent to Primit Parikh at pparikh@transphormusa.com and Cameron McAulay at cmcaulay@transphormusa.com.

Additional Information and Where to Find It

Transphorm, Inc. (“Transphorm”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Transphorm (the “Transaction”). Transphorm plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction.

Primit Parikh, Julian Humphreys, Katharina McFarland, Umesh Mishra, Cynthia (Cindi) Moreland, Kelly Smales, and Eiji Yatagawa, all of whom are members of Transphorm’s Board of Directors, and Cameron McAulay, Transphorm’s Chief Financial Officer, are participants in Transphorm’s solicitation. The beneficial ownership of each such person, as of the date specified, appears in the table below. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. The Transaction Proxy Statement will also include information on any payments that may be owed to Transphorm’s named executive officers in a change of control of Transphorm.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Transphorm will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TRANSPHORM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Transphorm with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Transphorm’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Transphorm with the SEC in connection with the Transaction will also be available, free of charge, at the “Investors” section of Transphorm’s website (https://ir.transphormusa.com/), or by writing to Transphorm, Inc., Attention: Corporate Secretary, 75 Castilian Drive, Goleta, CA 93117.

Beneficial as of January 5, 2024	Ownership
Individual	Shares Beneficially Owned (#)
Primit Parikh	563,933
Julian Humphreys	103,524
Katharina McFarland	95,877
Umesh Mishra	610,626
Cynthia (Cindi) Moreland	72,197
Kelly Smales	75,099
Eiji Yatagawa	Nil
Cameron McAulay	223,754

The amounts specified above are determined in accordance with the rules of the SEC and include securities that may be acquired within 60 days of January 5, 2024. Mr. Yatagawa is a member of the Board of Directors and serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates (collectively, “KKR”). An affiliate of KKR beneficially owns 24,724,468 shares of Transphorm’s common stock; Mr. Yatagawa is not deemed to beneficially own such shares.

Forward-Looking Statements

This communication may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Transphorm’s Board of Directors in approving the Transaction; and expectations for Transphorm following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. If any of these risks or uncertainties materialize, or if any of Transphorm’s assumptions prove incorrect, Transphorm’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Transphorm’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Transphorm to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction; (iv) possible disruption related to the Transaction to Transphorm’s current plans and operations, including through the loss of customers and employees; (v) the amount of the costs, fees, expenses and charges related to the Transaction; (vi) the risk that Transphorm’s stock price may fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (vii) the risk that Transphorm may not obtain sufficient short-term financing to fund Transphorm’s operations through the closing of the Tranaction; (viii) the anticipated benefits of the Transaction and considerations taken into account by Transphorm’s Board of Directors in approving the Transaction; and (ix) other risks and uncertainties detailed in the periodic reports that Transphorm files with the SEC, including Transphorm’s Annual Report on Form 10-K filed with the SEC on June 28, 2023, and Transphorm’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2023. All forward-looking statements in this communication are based on information available to Transphorm as of the date of this communication, and Transphorm does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.